Exhibit 99.1

January 9, 2014

Aerie Pharmaceuticals Reports Positive Results for Lead Candidate AR-13324 in Normotensive Individuals

Results Also Suggest a Potential New Mechanism of Action

Aerie Reaffirms Timeline to Commence Two Phase 3 Studies by mid-2014

BEDMINSTER, N.J. & RESEARCH TRIANGLE PARK, N.C. & NEWPORT BEACH, CALIF. — (BUSINESS WIRE) — Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies, today announced top-line results from the Company’s recently completed Phase 1 pharmacokinetics (PK) study, in which AR-13324 eye drops were administered once-daily to 18 healthy individuals over an eight-day period to assess systemic exposure to the drug. In addition to the primary PK outcome of the study, the drug’s effect on intraocular pressure (IOP) was also measured. The completion of the PK study is an important step in preparing for two planned Phase 3 registration studies of AR-13324, which are expected to commence by mid-2014.

The PK results demonstrated very low systemic exposure to the drug, with blood levels at or below the limit of detection of 0.1 ng/mL at all time points. In addition, there were no drug-related effects on systemic safety parameters such as blood pressure and heart rate. All study subjects had IOPs in the normotensive range of 12 to 21 mmHg, with an average diurnal IOP for the group of approximately 16 mmHg prior to dosing. After eight days of dosing, once-daily administration of AR-13324 reduced the average diurnal IOP to approximately 11 mmHg, representing a decrease of approximately 5 mmHg, or over 30 percent.

Brian Levy, O.D., M.Sc., Aerie’s Chief Medical Officer, commented, “The large reduction in IOP achieved by AR-13324 in normotensive individuals distinguishes AR-13324 from currently available glaucoma drugs, which are typically less effective in subjects with low baseline IOPs.1 Preclinical normotensive animal studies have shown similar results. These data are consistent with the results of our previous Phase 2b clinical trial in which AR-13324 demonstrated consistent IOP lowering irrespective of baseline IOP, whereas the comparator latanoprost demonstrated reduced efficacy at lower baseline IOPs, as disclosed in our recently filed registration statement.”

“As documented in the Baltimore Eye Survey2, patients with low-to-moderately elevated IOPs at the time of diagnosis represent the significant majority of glaucoma patients,” stated David Epstein, M.D., Chairman, Department of Ophthalmology, Duke University School of Medicine, and Chairman of Aerie’s Scientific Advisory Board. “Very commonly, glaucoma patients require a low normal IOP to prevent further progression, and a drug that could achieve this would be a great advance. I am encouraged by the recent

[1]	Hedman and Alm; European Journal Ophthalmology; 2000.
[2]	Sommer A, Tielsch JM, Katz J et al. Relationship between intraocular pressure and primary open angle glaucoma among white and black Americans: The Baltimore eye survey. Arch Ophthalmol 1991;109:1090-1095.

data and previous clinical findings for AR-13324, and believe that its significant IOP-lowering effect at lower baseline IOPs could reflect an additional mechanism of action beyond the dual mechanisms of which we are already aware, one that could involve the reduction of episcleral venous pressure.”

As background, IOP is determined by the contributions of four distinct MOAs: aqueous humor (eye fluid) production, resistance to aqueous outflow via the trabecular meshwork and uveoscleral pathway, and episcleral venous pressure. Historical studies have shown that episcleral venous pressure accounts for approximately half of IOP in normotensive subjects and approximately one-third of IOP in patients with pressures of 24 to 30 mmHg. When episcleral venous pressure is lowered, aqueous humor is able to flow more freely from the eye. Aerie plans to conduct additional studies to directly measure the effect of AR-13324 on episcleral venous pressure and better understand this potential new mechanism of action.

AR-13324 Clinical Program

Aerie’s successful 28-day Phase 2b trial demonstrated that once-daily administration of AR-13324 produced significant IOP lowering in the range of 5.7 to 6.2 mmHg in patients with elevated IOP, with a differentiated efficacy profile of consistent IOP lowering across all baseline IOPs tested in the clinical trial. The multiple mechanisms of action for AR-13324 include increasing fluid outflow through the trabecular pathway or primary drain, reducing fluid production, and potentially also lowering episcleral venous pressure. Aerie plans to commence two Phase 3 registration trials of AR-13324 in mid-2014, with total expected enrollment of approximately 1,200 patients. Based on the Phase 2b clinical trial results, previous discussions with the FDA, and the recent findings on the potential new mechanism of action, the Company plans to recruit patients into the Phase 3 clinical trials with baseline IOPs ranging from 21 to 26 mmHg. The trials will measure efficacy over three months and safety over 12 months. The primary efficacy endpoint of the trials will be to demonstrate non-inferiority of IOP lowering for AR-13324 (dosed once daily) compared to timolol (dosed twice daily).

Assuming the registration trials commence on schedule, three-month efficacy results are expected to be released in mid-2015, and should the trials be successful, Aerie expects to submit an NDA filing for AR-13324 by mid-2016.

PG324 Clinical Program

PG324 is a once-daily eye drop that combines AR-13324 with latanoprost, a prostaglandin analogue that is the most widely prescribed glaucoma drug. If approved, Aerie believes that PG324 would be the first glaucoma product to lower IOP through potentially four mechanisms of action: increasing fluid outflow through the trabecular pathway or primary drain, increasing fluid outflow through the uveoscleral pathway or secondary drain, reducing fluid production in the eye, and potentially also lowering episcleral venous pressure. The Company believes that PG324, if approved, would be the only glaucoma product that covers the full spectrum of IOP-lowering mechanisms, thereby providing a greater IOP-lowering effect than any currently approved glaucoma product.

Aerie is preparing to bring PG324 into a 28-day Phase 2b clinical trial that is expected to include approximately 300 patients and will compare two concentrations of PG324 to latanoprost and to AR-13324, all dosed once daily. The efficacy endpoint will be superiority of PG324 to each of its components. Results of the PG324 Phase 2b trial are currently expected in mid-2014.

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies. The Company is preparing for two Phase 3 registration trials, where the primary efficacy endpoint will be to demonstrate non-inferiority of IOP lowering for AR-13324 (dosed once daily) compared to timolol (dosed twice daily). The Company also is preparing for a Phase 2b clinical trial of its fixed-dose combination product PG324, where the primary efficacy endpoint will be to demonstrate superiority of PG324 to each of its components.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success, timing and cost of our ongoing clinical trials and anticipated Phase 3 and Phase 2b clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect, to our product candidates; our estimates regarding anticipated capital requirements and our needs for additional financing; our expectations regarding the clinical effectiveness of our product candidates and results of our clinical trials; the potential advantages of our product candidates; our ability to protect our proprietary technology and enforce our intellectual property rights; and our expectations related to the use of proceeds from our initial public offering. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on regulatory approvals and economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” section contained in our final prospectus from our initial public offering which is on file with the Securities and Exchange Commission (SEC), and in the quarterly and annual reports that we file with the SEC. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Aerie Pharmaceuticals

Richard Rubino, 908-470-4320

rrubino@aeriepharma.com

or

Burns McClellan, Inc. on behalf of Aerie Pharmaceuticals

Angeli Kolhatkar - Investors

akolhatkar@burnsmc.com

Justin Jackson - Media

jjackson@burnsmc.com

Both: 212-213-0006

Source: Aerie Pharmaceuticals, Inc.

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